Exhibit 99.1

Frontdoor Announces Record Third-Quarter 2024 Results

Revenue Increased 3% to $540 Million; Gross Profit Margin Increased 550 Basis Points to 57%;

Net Income Increased 40% to $100 Million; Adjusted EBITDA(1) Increased 29% to $165 Million;

Repurchased $119 Million of Shares Through August 2024;

Launched New American Home Shield App in October;

2-10 Acquisition Remains on Track to Close in the Fourth Quarter of 2024

MEMPHIS, TENN. — November 4, 2024 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced its third-quarter 2024 results.

Financial Results
	Three Months Ended
	September 30,
(In millions except as noted)	2024	2023	Change
Revenue	$540	$524	3%
Gross Profit	306	268	14%
Net Income	100	71	40%
Diluted Earnings per Share	1.30	0.89	47%
Adjusted Net Income(1)	106	76	40%
Adjusted Diluted Earnings per Share(1)	1.38	0.94	46%
Adjusted EBITDA(1)	165	128	29%
Home Warranties (number in millions)	1.95	2.04	(4)%

Third-Quarter 2024 Summary

•
Revenue increased 3% to $540 million and was comprised of a 4% increase from price that was partly offset by a 1% decline from lower volume
•
The number of first year Direct-to-Consumer home warranties grew 3% over Q2 2024 to 271k
•
Gross profit margin increased 550 basis points to 57% primarily as a result of higher realized price, a lower number of service requests per customer, a transition to higher service fees and continued process improvement initiatives
•
Net Income and Diluted Earnings Per Share increased 40% to $100 million and 47% to $1.30, respectively
•
Adjusted EBITDA(1) increased 29% to $165 million
•
Frontdoor completed its prior $400 million share repurchase authorization, which included $119 million of share repurchases year-to-date through August
•
Established new 3-year, $650 million share repurchase authorization on September 4, 2024

Updated Full-Year 2024 Outlook

•
Increasing revenue outlook from a midpoint of $1.825 to approximately $1.830 billion
•
Increasing gross profit margin outlook from slightly above 51% to approximately 53%
•
Increasing Adjusted EBITDA(2) outlook from a midpoint of $390 to approximately $430 million

“We have dramatically improved our operations over the last two years and are on pace for a record year of financial performance," said Chairman and Chief Executive Officer Bill Cobb. “Our top priority is to accelerate our long-term growth trajectory. We are driving this objective by taking aggressive actions to increase new home warranty sales and remain on track to complete the 2-10 acquisition in the fourth quarter. Additionally, I am super excited that we have just launched the new AHS app to enhance our member user experience."

"Frontdoor’s financial position has never been stronger," said Chief Financial Officer Jessica Ross. “We delivered another exceptional Net Income and Adjusted EBITDA beat, increased our full-year outlook, generated a record amount of cash and remain focused on share repurchases. We are making the right investments in the business to drive future growth and we look forward to sharing more details at our investor day on February 27, 2025."

Third-Quarter 2024 Results

Revenue by Customer Channel
	Three Months Ended
	September 30,
(In millions)	2024	2023	Change
Renewals	$422	$406	4%
Real estate (First-Year)	36	40	(10)%
Direct-to-consumer (First-Year)	49	54	(10)%
Other	34	24	41%
Total	$540	$524	3%

Third-quarter 2024 revenue increased 3% to $540 million, which was comprised of a 4% increase from price that was partially offset by a 1% decline from lower volume.

•
Renewal revenue increased 4% due to improved price realization that was partially offset by lower volume;
•
Real estate revenue and direct-to-consumer revenue both decreased 10%, primarily due to a cyclical decline in home warranty sales as a result of the challenging real estate market and the impact of inflation on consumer sentiment;
•
Other revenue increased 41% due to higher on-demand home services, primarily new HVAC sales.

Third-quarter 2024 net income increased 40% to $100 million, and diluted earnings per share increased 47% to $1.30.

Period-over-Period Adjusted EBITDA(1) Bridge

(In millions)
Three Months Ended September 30, 2023	$128
Impact of change in revenue	17
Contract claims costs	21
Sales and marketing costs	1
General and administrative costs	(3)
Interest and net investment income	1
Other	1
Three Months Ended September 30, 2024	$165

Third-quarter 2024 Adjusted EBITDA(1) of $165 million increased 29% versus the prior year period, and includes:

•
$17 million from higher revenue conversion(3), as price increases were partly offset by lower volume;
•
$21 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs primarily reflects:
o
A lower number of customer service requests per customer primarily driven by $14 million of favorable weather;
o
A transition to higher service fees;
o
Continued process improvement initiatives;
o
Favorable claims cost development of $3 million, compared to a $9 million favorable claims cost development in the third quarter of 2023; partially offset by
o
Normal inflation across our contractor network, replacement parts and equipment.
•
$3 million of higher G&A costs primarily due to increased professional fees and personnel costs.

Cash Flow

	Nine Months Ended
	September 30,
(In millions)	2024	2023
Net cash provided from (used for):
Operating activities	$212	$139
Investing activities	(31)	(23)
Financing activities	(131)	(88)
Cash increase during the period	$50	$28

Net cash provided from operating activities was a record $212 million for the nine months ended September 30, 2024 and was primarily comprised of $281 million in earnings adjusted for non-cash charges decreased by $66 million of cash used for working capital.

Net cash used for investing activities was $31 million for the nine months ended September 30, 2024 and was primarily comprised of capital expenditures related to technology projects.

Net cash used for financing activities was $131 million for the nine months ended September 30, 2024 and was primarily comprised of $119 million of share repurchases (excluding taxes and fees) and $13 million of scheduled debt payments.

Free Cash Flow(1) increased 56% to a record of $181 million for the nine months ended September 30, 2024.

Cash as of September 30, 2024 was $375 million and was comprised of $161 million of restricted net assets and $214 million of Unrestricted Cash.

Capital Allocation Update

•
In August, the company completed its previous 3-year, $400 million share repurchase authorization. This included $119 million to repurchase 3.2 million shares year-to-date through August.
•
Frontdoor is now operating under a new 3-year, $650 million share repurchase authorization that began September 4, 2024, a 63% increase over the prior authorization.

Fourth-Quarter 2024 Outlook

•
Revenue of approximately $367 million.
•
Adjusted EBITDA(2) of approximately $36 million.

Updated Full-Year 2024 Outlook

•
Increasing revenue from a midpoint of $1.825 to approximately $1.830 billion. Key assumptions:
o
A mid-single digit increase in renewals channel revenue.
o
An approximately 15% decline in both direct-to-consumer and real estate channel revenue.
o
An approximately 40% increase in other revenue, which is primarily driven by the new HVAC program.
o
The number of home warranties is expected to decline approximately 4%.
•
Increasing gross profit margin from slightly above 51% to approximately 53%.
•
Decreasing SG&A to approximately $605 million. This includes an estimated $15 million of acquisition-related costs related to closing the 2-10 acquisition, which is excluded from Adjusted EBITDA.
•
Increasing Adjusted EBITDA(2) from a midpoint of $390 to approximately $430 million.
•
Capital expenditures of approximately $40 million.
•
Annual effective tax rate of approximately 25%.

Third-Quarter 2024 Earnings Conference Call

Frontdoor has scheduled a conference call today, November 4, 2024, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Jessica Ross, Chief Financial Officer, will discuss the company’s operational performance and financial results for third-quarter 2024 and respond to questions from the investment community. Participants can register for the conference call by clicking https://www.webcaster4.com/Webcast/Page/3067/51429 . Once completed, each participant will receive access details via email. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the presentation, visit https://investors.frontdoorhome.com .

The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-481-4010 and enter conference passcode 51429 (international participants: 919-882-2331, conference passcode 51429). To view a replay of the webcast, visit the company’s https://investors.frontdoorhome.com .

About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset – their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home warranties with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop app for home repair and maintenance. The app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects as well as statements with respect to the proposed acquisition of 2-10 Home Buyers Warranty (the “Acquisition”), the Acquisition’s effect on our business and timing of such effects, and the expected timing of closing. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: risks related to the proposed Acquisition, including risks that we may not complete the Acquisition or that the Acquisition may not achieve its intended results; changes in macroeconomic conditions, including inflation and global supply chain challenges, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; the success of our business strategies; the ability of our marketing efforts to be successful or cost-effective; our dependence on our real estate and direct-to-consumer customer acquisition channels and our renewal channel; changes in the source and intensity of competition in our market; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; evolving corporate governance and disclosure regulations and expectations related to environmental, social and governance matters; physical effects of climate change, including adverse weather conditions and Acts of God, along with the increased focus on sustainability; increases in tariffs or changes to import/export regulations; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; a return on investment in our common stock is dependent on appreciation in the price; restrictions in our certificate of incorporation related to an acquisition of us or to our lawsuits against us or our directors or officers; the effects of our significant indebtedness; increases in interest rates increasing the cost of servicing our indebtedness; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us, our debt securities or our credit facilities; and our ability to generate significant cash needed to fund our operations and service our debt. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2023 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC, including Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define "Adjusted EBITDA" as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; acquisition-related costs; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring and acquisition initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2023 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2024 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, Streem®, the Streem logo and the Frontdoor logo. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Tom Collins
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)
See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.
(2)
A reconciliation of the forward-looking fourth-quarter and full-year 2024 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.
(3)
Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.
(4)
Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$540	$524	$1,461	$1,414
Cost of services rendered	235	256	655	706
Gross Profit	306	268	806	708
Selling and administrative expenses	154	152	456	439
Depreciation and amortization expense	10	9	28	28
Restructuring charges	3	5	5	6
Interest expense	10	10	29	30
Interest and net investment income	(5)	(4)	(15)	(12)
Income before Income Taxes	134	96	303	217
Provision for income taxes	34	24	77	54
Net Income	$100	$71	$226	$163

Other Comprehensive (Loss) Income, Net of Income Taxes:
Unrealized (loss) gain on derivative instruments, net of income taxes	(4)	—	(3)	2
Total Other Comprehensive (Loss) Income, Net of Income Taxes	(4)	—	(3)	2
Comprehensive Income	$97	$72	$223	$164

Earnings per Share:
Basic	$1.32	$0.89	$2.92	$2.01
Diluted	$1.30	$0.89	$2.90	$2.00

Weighted-average Common Shares Outstanding:
Basic	76.2	80.1	77.4	81.0
Diluted	77.1	80.6	78.0	81.3

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	September 30,	December 31,
	2024	2023
Assets:
Current Assets:
Cash and cash equivalents	$375	$325
Receivables, less allowance of $5 and $5, respectively	6	6
Prepaid expenses and other current assets	28	32
Contract assets	75	—
Total Current Assets	484	363
Other Assets:
Property and equipment, net	68	60
Goodwill	503	503
Intangible assets, net	141	143
Operating lease right-of-use assets	8	3
Deferred customer acquisition costs	10	12
Other assets	3	5
Total Assets	$1,217	$1,089
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$91	$76
Accrued liabilities:
Payroll and related expenses	29	38
Home warranty claims	73	76
Other	42	22
Deferred revenue	89	102
Current portion of long-term debt	17	17
Total Current Liabilities	341	331
Long-Term Debt	565	577
Other Long-Term Liabilities:
Deferred tax liabilities, net	24	25
Operating lease liabilities	21	16
Other long-term liabilities	6	5
Total Other Long-Term Liabilities	50	46
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 87,193,682 shares issued and 75,782,534 shares outstanding as of September 30, 2024 and 86,553,387 shares issued and 78,378,511 shares outstanding as of December 31, 2023	1	1
Additional paid-in capital	139	117
Retained earnings	522	296
Accumulated other comprehensive income	2	6
Less treasury stock, at cost; 11,411,148 shares as of September 30, 2024 and 8,174,876 shares as of December 31, 2023	(403)	(283)
Total Shareholders' Equity	261	136
Total Liabilities and Shareholders' Equity	$1,217	$1,089

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2024	2023
Cash and Cash Equivalents at Beginning of Period	$325	$292
Cash Flows from Operating Activities:
Net Income	226	163
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	28	28
Deferred income tax benefit	—	(12)
Stock-based compensation expense	20	21
Restructuring charges	5	6
Payments for restructuring charges	(3)	(3)
Other	2	5
Changes in working capital:
Receivables	—	(1)
Prepaid expenses and other current assets	(74)	(70)
Accounts payable	14	7
Deferred revenue	(12)	(22)
Accrued liabilities	(11)	(2)
Current income taxes	18	22
Net Cash Provided from Operating Activities	212	139
Cash Flows from Investing Activities:
Purchases of property and equipment	(31)	(23)
Net Cash Used for Investing Activities	(31)	(23)
Cash Flows from Financing Activities:
Repayments of debt	(13)	(13)
Repurchase of common stock	(120)	(76)
Other financing activities	2	—
Net Cash Used for Financing Activities	(131)	(88)
Cash Increase During the Period	50	28
Cash and Cash Equivalents at End of Period	$375	$320

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of Net Income to Adjusted Net Income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Net Income	$100	$71	$226	$163
Amortization expense	1	1	2	3
Acquisitions-related Costs	3	—	9	—
Restructuring Charges	3	5	5	6
Tax Impact of Adjustments	(1)	(2)	(2)	(3)
Adjusted Net Income	$106	$76	$240	$170
Adjusted Earnings per Share:
Basic	$1.39	$0.95	$3.11	$2.10
Diluted	$1.38	$0.94	$3.08	$2.09
Weighted-average Common Shares outstanding:
Basic	76.2	80.1	77.4	81.0
Diluted	77.1	80.6	78.0	81.3

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Nine Months Ended
	September 30,
(In millions)	2024	2023
Net cash provided from operating activities	$212	$139
Property additions	(31)	(23)
Free Cash Flow	$181	$116

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
Net Income	$100	$71	$226	$163
Depreciation and amortization expense	10	9	28	28
Restructuring charges	3	5	5	6
Acquistion-related costs	3	—	9	—
Provision for income taxes	34	24	77	54
Non-cash stock-based compensation expense	6	8	20	21
Interest expense	10	10	29	30
Adjusted EBITDA	$165	$128	$394	$302

Key Business Metrics

	As of September 30,
	2024	2023
Number of home warranties (in millions)	1.95	2.04
Renewals	1.50	1.55
First-Year Direct-To-Consumer	0.27	0.28
First-Year Real Estate	0.18	0.20
Reduction in number of home warranties	(4)%	(6)%
Customer retention rate(1)	77.7%	76.2%

(1)
Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.